Exhibit 99.1

Biovest International Announces that it will report new follow-up data from its Phase II clinical trial of BiovaxID™ at the annual meeting of the American Society for Hematology

Worcester, Mass. Dec. 1, 2005. Biovest International (OTCBB: BVTI.OB), a biopharmaceutical company focused on the development of patient specific immunotherapeutics and automated cell culture instrumentation, announced that an abstract being presented on December 11 at the American Society for Hematology in Atlanta, Georgia, presenting long term follow-up data from its BiovaxID Phase II clinical trial is available on-line at www.hematology.org.

The abstract, entitled (2441) “BiovaxID Vaccine Therapy of Follicular Lymphoma in First Remission: Long-Term Follow-Up of a Phase II Trial and Status of a Controlled, Randomized Phase III Trial” by C. Santos, L. Stern, L. Katz, T. Watson, and B. Gause also provides an update on the progress of the Company’s ongoing Phase III trial. In the Phase III trial patients with follicular B-cell non-Hodgkin’s lymphoma are being treated with BiovaxID immunotherapy following PACE [Prednisone, Doxorubicin, Cyclophosphamide, and Etoposide (ProMACE without methotrexate)] chemotherapy.

At the meeting of the American Society for Hematology, Biovest will provide an update on patients who were treated with BiovaxID in its Phase II clinical trial. The patients have now been followed for a median time of 9.2 years. Nine patients (45%) remain in clinical remission at their most recent follow-up, and overall survival is 95%. Median disease free survival for the group is 96.5 months (8.04 years). To date there have been no additional reported mortalities. Additional analysis of the Phase II trial data will be presented by Biovest at the American Society for Hematology meeting.

The abstract reports on progress as of August, 2005, of the ongoing Phase III clinical trial for this vaccine. To that date, 187 patients had been accrued onto the study. Of those patients, 145 (77.5%) achieved a CR or Cru and are being followed in this ongoing clinical trial.

Dr. Steve Arikian, CEO of Biovest International commented “The length of the follow-up time and impressive remission data from our Phase II trial gives us confidence in the utility of BiovaxID for the treatment of follicular lymphoma. Having accelerated enrollment in our ongoing Phase III trial, we are now planning a commercial facility to enable us to deliver BiovaxID to those who need it if BiovaxID is approved.”

About Biovest International: Biovest International, Inc. is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority owned subsidiary of Accentia Biopharmaceuticals, Inc (Nasdaq: ABPI). Biovest has a foundation in the manufacture of biologics for research and for clinical trials. In addition, Biovest develops, manufactures, and markets patented cell culture systems including the AutovaxIDTM which is being developed as automated vaccine manufacturing instrument . Biovest’s therapy for follicular non-Hodgkin’s lymphoma is currently in a Phase III pivotal clinical trial at over 20 major centers in the US being conducted under a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute. For further information, please visit Biovest’s website: www.biovest.com

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about BiovaxID and AutovaxID and any other statements relating to Biovest’s products, product candidates, and product development programs. Such statement may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Biovest’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of Biovest’s clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in Biovest’s filings with the Securities and Exchange Commission. All forward looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

For additional information contact: James McNulty 813-864-2554